Exhibit 10.3

The Proformance Insurance Company

LIMITED AGENCY AGREEMENT

     This Agreement is effective                    /                   /                                      , between                                                                                                                   (the “Agent”) having an address at:

                                                                                                                                                                          and THE PROFORMANCE INSURANCE COMPANY, Freehold New Jersey, 07728 (the “Company”).

RECITALS

The Company is a New Jersey insurance company authorized to transact property and casualty insurance in the State of New Jersey.

The Agent is a New Jersey licensed insurance agent.

The Agent wishes to become an independent contractor of the Company and the Company wishes to secure the Agent’s services as an independent contractor to service existing contracts of insurance.

NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties hereby agree as follows:

IT IS AGREED THAT:

1.	While this Limited Agency Agreement is in force, the Agency is authorized by the Company

a.	To service on behalf of the insured such policies of the Company, which were previously produced by the Agent and are authorized by the Company or by statute or regulation, provided that such renewals or endorsements do not increase the company’s liability or add to the hazard or the amount of risk assumed therein, unless specifically authorized by a Company underwriter in writing.

2.	The Agent agrees

a.	To remit to the Company all premiums received as follows:

(I)	Premiums applying to Company-billed policies to be remitted in gross (without deduction of commissions) promptly upon receipt by the Agent.

The Company agrees to compute and remit the applicable commissions to the Agent promptly following the close of each month.

b.	To refund ratably to the Company the unearned commissions or canceled policies and on return premiums by endorsements or audits at the same rate at which such commissions were allowed to the Agent when the policy or current renewal certificate was issued.

3.	The Agent shall have no power or authority to receive, accept or issue any new or renewal insurance policies, for or on behalf of the Company, except for those renewals required by statute or regulation of the State of New Jersey.

4.	The Agent’s records and use and control of expirations shall remain the Agent’s absolute property and be left in his undisputed possession; provided, however, in the event of termination of this agreement, if the Agency has not properly accounted for and paid all premiums for which he is liable, the Agent’s records as respects business placed with the Company shall become the property of the Company and the Company shall have sole right to use and control such expirations to the extent of the Agent’s total indebtedness to the Company, unless the Agent provides other security acceptable to the Company. Honest difference of opinion over balances owned shall not constitute failure to pay.

The Company, in the exercise of the right reserved to it above, may, at its option, retain all commissions which are payable or which may become payable under contracts of insurance represented by such expirations, or renewals thereof, and apply same against the amount of the Agent’s indebtedness to the Company or may sell, assign, transfer or otherwise dispose of such expirations to any other agent or broker. If, in either event, the Company does not realize sufficient return to satisfy the Agent’s indebtedness to the Company in full, the Agent shall remain liable for the unpaid balance. Amounts realized by the Company in excess of such indebtedness, less expenses incurred by the Company in the handling or other disposition of such expirations, shall be paid to the Agent.

5.	This Agreement shall terminate as follows:

a)	At any time upon mutual agreement of the parties.

b)	Immediately upon the cancellation or expiration of the last policy of the Company written through the account of the Agent, or upon receipt by the Company from the Agent of all money due the Company on such business, whichever occurs last.

c)	Automatically if any public authority cancels or declines to renew the Agent’s license or Certificate of Authority.

d)	Automatically on the effective date of sale, transfer or merger of the Agent’s business provided, however, that the Company at its discretion may offer an Agency Agreement to any successor who meets the Company’s requirements for appointment.

e)	Immediately upon either party giving written notice to the other in the event of abandonment, fraud, insolvency, or gross negligence or willful misconduct on the part of such other party.

6.	The Company shall not be responsible for Agent’s expenses such as rent, transportation, clerk hire or solicitor’s fees, postage, telegrams, telephone, expressage, advertising, personal local license fees or any other Agent’s expenses whatsoever.

7.	The Agent agrees not to undertake or initiate advertising of any nature in connection with policies or business related to the Company without written approval of the Company.

8.	Any unused policy forms, application or endorsement forms and other unused Company supplies furnished by the Company to the Agent shall always remain the property of the Company, and shall be returned to the Company upon demand.

9.	The operation, conduct and pursuits of the Agent, except as provided in the terms and conditions of this Limited Agency Agreement, shall not be controlled in any manner by the Company. Nothing contained herein shall be construed to create the relation of employer and employee between the Company and the Agent.

10.	The Company shall indemnify and hold the Agent harmless:

(a)	Against any claims, liabilities or costs of defense which the Agent may become obligated to pay as a result of loss to policyholders caused directly by an error of the Company in the processing of policies under this Agreement, except to the extent that the Agent has caused, contributed to or compounded such error, directly or indirectly; and

(b)	Against any and all civil liability for damages and expenses, including the cost of defense, that the Agent may be obligated to pay as a direct result of the failure of the Company to comply with the requirements of the Fair Credit Reporting Act, Federal Truth In Lending Law and Fair Credit Billing Act, except to the extent that such failure to comply has been caused or contributed to by any negligence, willful or intentional act or omission of the Agent.

(c)	Against liability, including cost of defense and settlements, imposed on the Agent by law for damages sustained and caused by acts or omissions of the Company in connection with the performance of loss control counseling, inspections or similar related work for the Agent’s clients or customers, provided the Agent has not caused or contributed to such liability by his own acts, errors or omissions.

10.2 The Company’s obligation to indemnify shall be conditioned upon prompt notification by the Agent to the Company of any claim made or legal action brought against the Agent which is subject to indemnification as set forth above and the Company shall have the right to direct the investigation, settlement and defense of any such claim or action.

10.3 The agent shall indemnify and hold the Company harmless against all civil liability including attorney’s fees and cost of investigation and defense incident thereto, arising as a direct result of claims against the Company resulting from acts, errors, or omissions of the Agent where the Company’s liability is predicated solely upon the doctrine of respondent superior.

Executed this            day of            .

THE PROFORMANCE INSURANCE COMPANY

BY:

AGENT:

BY: